[LETTERHEAD OF HOGAN & HARTSON L.L.P.]

Exhibit 5.1

February 6, 2004

Board of Directors

The Titan Corporation

3033 Science Park Road

San Diego, CA 92121-1199

Ladies and Gentlemen:

This firm has acted as counsel to The Titan Corporation, a Delaware corporation (the “Company”), and to each of the Company’s direct and indirect subsidiaries identified on Exhibit A attached hereto (collectively, the “Guarantors”), in connection with their Post-Effective Amendment No. 2 to Form S-4 Registration Statement (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to the proposed offering of up to $200,000,000 in aggregate principal amount of 8% Senior Subordinated Notes due 2011 (the “Exchange Notes”) guaranteed by the Guarantors (the “Exchange Guarantees”) in exchange for up to $200,000,000 in aggregate principal amount of the Company’s outstanding 8% Senior Subordinated Notes due 2011 (the “Outstanding Notes”) guaranteed by the Guarantors (the “Outstanding Guarantees”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated May 15, 2003 (the “Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee, including the form of Exchange Note and Exchange Guarantee to be issued pursuant thereto.

3.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on February 5, 2004 and as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Bylaws of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted at meetings held on April 24, 2003 and November 18, 2003, and resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on May 9, 2003, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes, the preparation and filing of the Registration Statement and arrangements in connection therewith.

6.	The articles or certificate of incorporation (as applicable) of each Guarantor that is a corporation, and the certificate of formation or articles of organization (as applicable) of each Guarantor that is

Board of Directors

The Titan Corporation

February 6, 2004

a limited liability company, as certified by a secretary or assistant secretary of such Guarantor on the date hereof as being complete, accurate and in effect.

7.	The bylaws of each Guarantor that is a corporation, the limited liability company agreement or operating agreement (as applicable) of each Guarantor that is a limited liability company, as certified by a secretary or assistant secretary of such Guarantor on the date hereof as being complete, accurate and in effect.

8.	Certain resolutions of the board of directors of each Guarantor that is a corporation and the board of managers or members of each Guarantor that is limited liability company, as certified by a secretary or assistant secretary of such Guarantor on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of the Indenture and the Exchange Guarantee.

9.	A certificate of a certain officers of the Company and the Guarantors, dated as of the date hereof, as to certain facts relating to the Company and the Guarantors, respectively.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and the Exchange Guarantee of each Guarantor has been duly authorized on behalf of such Guarantor and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes with the Outstanding Guarantees thereon in exchange for the Exchange Notes with the Exchange Guarantees thereon as specified in the resolutions of the Board of Directors of the Company and the resolutions of the board of directors, board of managers or members, as the case may be, of each Guarantor referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantees as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, and the Exchange Guarantee of each Guarantor will constitute a valid and binding obligation of such Guarantor.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors

The Titan Corporation

February 6, 2004

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

Exhibit A

Name of Subsidiary
Cayenta eUtility Solutions—eMunicipal Solutions, Inc.
Cayenta Operating LLC
Datacentric Automation Corporation

International Systems, LLC
Procom Services, Inc.

Titan Africa, Inc.
Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.)
Titan Scan Technologies Corporation

Titan Wireless, Inc.

Titan Wireless Afripa Holding, Inc.